Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 of Constar International Inc. of our report dated March 31, 2005, except for Note 26, as to which the date is May 9, 2005, relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Constar International Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 12, 2005